Exhibit 10.7

LAW OFFICES
OF
MICHAEL P. RIDLEY
2030 MAIN STREET, SUITE 1300
IRVINE, CA 92614
p: 949-260-9170 f: 949-260-9175 c:949-378-8347
www.octechlaw.com    http://alaskanpoet.blogspot.com

December 21, 2009
mridley@octechlaw.com
Frederick Rodgers, President

Re: Legal Representation

Dear Fred,

I am glad you have completed your draft of the PPM for you new fund and you are now ready to move forward and engage be finalize the PPM and to represent you in conjunction with the closing of the fund.  My policy and the State Bar require that I obtain from you written confirmation of our agreement.  Accordingly, this letter describes our invoicing procedures and the terms pursuant to which I render my services.

FEES. I generally charge clients based on the amount of time spent on each particular matter handled for the client.  My normal hourly rate is $340.  If requested I will, to the extent possible, give estimates on various projects and open up separate files.  I will accrue fees over and above the retainer until your first closing of your fund at which time all fees accrued will be paid. I am very email centric and the bulk of my work will be sent to you electronically.

COSTS. In connection with legal services on your behalf, it may be necessary to incur certain expenses. These expenses may be billed directly to you by the vendor, but, for your convenience, charges for relatively small amounts will be paid by me on your behalf and itemized on the next bill.  The bills will also itemize any nonlocal messenger or courier services, filing fees, deposition fees, subpoena fees and other third parties' charges. I do not bill for normal and customary computerized legal research, copying, faxes, postage, local courier to you and phones.

STATEMENTS. Our firm normally submits invoice statements on a monthly basis for time spent and costs incurred in the previous month. After the initial closing, statements are due upon receipt and bear interest at 10 percent if not paid within 30 days.

RETAINER. Our policy is to request clients to pay a retainer before any amount of work is done or we have advanced costs. I would normally require a $3,000 retainer to open a file, but in view of the nature of the work and the need to defer costs until the funding occurs and the expectation of further legal work following such funding, my retainer for this matter will be reduced to $1,500 as an advance against fees.

TERMINATION. Even after you sign this letter, you will, of course, be free to terminate our services at any time for any reason.  If you do so, you agree to pay us promptly for services previously rendered and all other fees, charges and expenses incurred pursuant to our representation prior to the date of termination.  Additionally, I must reserve the right to withdraw our representation for any just reason permitted or required under the Code of Professional Responsibility or the rules of the courts of the State of California or if your payment of our invoices becomes delinquent or if in my judgment it does not appear likely that you will be successful in raising the fund.  While I believe that unlikely, if I should withdraw, you would be expected to promptly pay for any services previously rendered and other fees, charges and expenses incurred pursuant to the representation prior to the termination.

ARBITRATION: FEE DISPUTE. If a dispute arises between us regarding attorneys' fees or costs under this agreement and we file suit in any court or begin an arbitration proceeding other than through the California State Bar ("Bar")or a local bar association ("LBA") under Business and Professions Code sections 6200-6206 ("BPA 6200-6206"), you have the right to stay that suit or arbitration proceeding by timely electing to arbitrate the dispute through the Bar or LBA under BPA 6200-6206, in which event we must submit the matter to that arbitration.

ARBITRATION: MALPRACTICE CLAIMS. If a dispute arises between us regarding a claim of attorney malpractice under this agreement (whether any legal services rendered under this agreement were improperly, negligently, or incompetently rendered), the dispute will be submitted for arbitration by, and in accordance with the rules of, the American Arbitration Association in Newport Beach, California, and each of us will be bound by the result.  You understand and acknowledge that by agreeing to binding arbitration, you waive (1) the right to submit the dispute for determination by the court and (2) the right to a jury or court trial. You should be apprised that in large part due to the amount of the deductible and the costs that would be entailed and passed on to my clients, and the fact that I have never had a claim in over 37 years of practice nor committed an act that would merit a charge, I do not carry malpractice insurance.

If you have any questions regarding our fees or charges or about the services rendered, please call me at any time. Please sign, date and send this letter along with your retainer check of $1,500. I look forward to working with you and your team.

Very truly yours, /s/ Michael P. Ridley Michael P. Ridley Agreed to and Accepted /s/ Frederick Rogers By Frederick Rodgers, President